Exhibit 99.1

Ur-Energy Closes on Paycheck Protection Program Loans

and Provides Operational and Market Update

Littleton, Colorado (PR Newswire – April 20, 2020) Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (“Ur-Energy” or the “Company”) is pleased to announce that two of its subsidiaries have closed on U.S. Small Business Administration Paycheck Protection Program loans totaling $893,300 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The loans have been fully funded.

Ur-Energy CEO, Jeff Klenda said: “While we are very grateful to be the recipient of these stimulus loans, we must remember what created the need for the program in the first place. Our hearts go out to the thousands of families who have suffered such tremendous losses during these most unprecedented times. We must all stay the course set before us, help those in need and, together, I am confident that we will persevere. While we are fortunate to report that our workforce remains healthy and fully employed, we cannot overstate the importance of these funds to our ability to retain the highly-trained operational staff we have strived so hard to keep onboard. As intended by the CARES Act, this additional funding will provide longer ‘runway’ to maintain current operations and avoid unnecessary dilution in the depressed uranium market; it also provides continued operational readiness when we are able to ramp-up production.”

Ur-Energy CFO, Roger Smith said: “Regarding the loans, we were fortunate to be able to work through this new process so quickly and with such good results. Once again, I am very proud of our Company’s financial achievements. Without a doubt, the loans will greatly benefit the Company in the coming eight weeks. We intend to use the proceeds to secure the employment of our workforce and will subsequently seek loan forgiveness to the fullest extent possible.”

Key elements of the loans are as follows:

Lender:	BOKF, NA dba Bank of Oklahoma
Borrowers:	Lost Creek ISR, LLC and Ur-Energy USA Inc.
Loan amount (combined):	$893,300
Interest rate:	1.00%
Maturity date:	April 16, 2022
First principal & interest payment date:	October 16, 2020
Amount of Loan Forgiveness:	Up to the full principal amount and any accrued interest

In order to have the full amount of the loans forgiven, the following requirements must be met within eight weeks of the loans and sufficiently documented:

1.	Spend not less than 75% of loan proceeds on eligible payroll costs.
2.	Spend the remaining 25% of loan proceeds on
a.	additional payroll costs above 75%;
b.	payments of interest on mortgage obligations incurred before February 15, 2020;
c.	rent payments on leases dated before February 15, 2020; and/or
d.	utility payments under service agreements dated before February 15, 2020.
3.	Maintain employee compensation levels (subject to specific PPP requirements).

Lost Creek Production Operations and Sales

At this time, the COVID-19 pandemic has caused no interruption of our production operations at Lost Creek and did not interfere with our scheduled delivery and sales into term contract commitments in early February and again in early April.

In 2020 Q1, we sold 33,000 pounds at an average price per pound of $41.52 for revenues of $1.4 million. The pounds were purchased at an average cost per pound of $24.94 and cost of sales amounted to $0.8 million. In early April, we sold 167,000 pounds at an average price per pound of $41.51 for revenues of $6.9 million. The pounds were purchased at an average cost per pound of $26.01 and cost of sales amounted to $4.3 million.

During 2020 Q1, 4,113 pounds of U3O8 were captured within the Lost Creek plant and 1,433 pounds were packaged in drums. Drumming activities during the quarter were limited, as packaging only occurs on an as-needed basis to minimize cost. No shipments of product were made to the conversion facility during the quarter. At March 31, 2020, inventory at the conversion facility was approximately 268,552 pounds U3O8.

Outlook

Recent market activity, driven by production suspensions and reductions, has elevated U3O8 spot prices by as much as 30% in the past three weeks to over $32 per pound. The suspensions and closures are generally related to the COVID-19 pandemic. In recent weeks, we have seen the suspension of Cigar Lake, Rossing, and then Husab, as well as lower production guidance announced by Kazatomprom. This amounts to as much as 46 million pounds of primary production on an annualized basis removed from the market. While this increase in uranium pricing is encouraging, it remains to be seen if long-term contracts will follow and once again become available to support sustained development and operations on an economical basis.

In the meantime, we continue to await the long-overdue report and recommendations of the United States Nuclear Fuel Working Group (the “Working Group”) which was established in July 2019 to develop recommendations for reviving and expanding domestic uranium production. On or about November 12, 2019, the Working Group submitted its report and recommendations to the White House, to the office of the co-Chair of the Working Group, Director of the U.S. National Economic Council, Larry Kudlow. However, since that time, no direct action has been taken by the White House.

It is likely that one of the recommendations of the Working Group became public on February 10, 2020, when the President’s FY2021 budget was published, and included a budget item of $150 million per year from FY2021 to FY2030 to support the creation and fulfillment of a new national uranium reserve to be supplied by domestically-mined uranium. This budget item is understood to be the result of the Working Group’s recommendations.

As we watch primary uranium production in the U.S., and now around the globe, decline to nearly inconsequential levels in some cases, it is also historic that North America no longer has any UF6 conversion capacity. On April 8, 2020, operations at the Port Hope UF6 conversion facility were suspended, which also forced the closure of the Blind River UO3 refinery. In the U.S., ConverDyn’s conversion has been idled since 2017.

At the same time, we note with interest that U.S. nuclear electricity production continues to grow. Recently, the Nuclear Energy Institute noted key take-aways from 2019 with regard to the U.S. nuclear industry. Among them, after producing nearly 20 percent of all U.S. electricity production and nearly 55 percent of all carbon-free generation in 2019, U.S. nuclear power plants generated the highest amount of electricity since the birth of commercial nuclear power in 1957. This is good news because that record nuclear power generation avoided over 476 million metric tons of carbon emissions. But, is it sustainable when you consider that primary uranium production in North America now stands at virtually zero?

Global demand growth has not subsided either. On April 14, 2020, China’s Nuclear Safety Inspection Department reported that the coronavirus outbreak will have no impact on the progress of nuclear power plant construction in China in the short term, nor have reactors already in operation been affected. Global demand growth will most likely continue, if not increase, in the long-term.

Considering the current state of uranium production and conversion capacity in the U.S. (and now North America), combined with the growing demand for uranium here and around the world, one must ask what will it take for the U.S. government, and other interested parties, to realize that aggressive action must be taken to preserve what remains of the domestic uranium industry before our U.S. nuclear utilities face the consequences of a serious supply disruption.

Still, there can be no certainty of the final outcome of the Working Group’s findings and recommendations, or the impact of any actions taken in response to those findings and recommendations, including the budget appropriations process related to the national uranium reserve. The outcome of this continuing process and its effects on the U.S. uranium market, therefore, remains uncertain.

We will provide further guidance in our Form 10-Q, which is currently anticipated to be filed on Friday, May 8, 2020, and throughout the year as market forces may continue to change, and the Working Group and related matters progress.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced, packaged and shipped more than 2.6 million pounds from Lost Creek since the commencement of operations. Applications are under review by various agencies to incorporate our LC East project area into the Lost Creek permits and to operate at our Shirley Basin Project. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE American under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey Klenda, Chair & CEO
866-981-4588
Jeff.Klenda@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., controlling production operations at lower levels at Lost Creek; whether COVID-19 (Coronavirus) will interfere with our business and/or the production operations at Lost Creek and, if so, in what fashion for what period of time; the level of loan forgiveness to be successfully obtained under the SBA PPP program; the timing to determine future development and construction priorities, and the ability to readily ramp-up production operations when market and other conditions warrant; the outcome of the report and recommendations from the U.S. Nuclear Fuel Working Group, including the timeline and scope of proposed remedies, including the budget appropriations process related to the establishment of the national uranium reserve; and whether recent impacts on uranium supply–demand will continue) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.